EXHIBIT 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the Employment Agreement between NanoAntibiotics, Inc. (now, BioVie Inc. (“BioVie” or “Company”)) and Jonathan Adams (“Adams” or “Executive”), dated April 11, 2016 (“Agreement”) is entered into between Adams and BioVie as of July 3, 2018 (“Effective Date”).

WHEREAS, the parties wish to amend the terms of the Agreement, including extending the Employment Term.

NOW, THEREFORE, the parties agree as follows:

1.       Capitalized terms herein shall have the meaning set forth in the Agreement unless otherwise defined herein.

2.       The Employment Term is extended such that it shall terminate on July 2, 2019, i.e., one year after the Effective Date above.

3.       Effective on the closing of a Change of Control Event (which shall mean the purchase of greater than fifty percent of the outstanding and issued common stock of Company by an individual or business entity) and subject to approval by the Board of Directors of Company and appointment by the Board of a new CEO, Adams’s duties as Chief Executive Officer shall cease and Adams shall assume the duties of the positions of President and Chief Operating Officer of the Company, reporting to the new CEO.

4.       Base salary for Adams shall continue at $250,000 per year.

5.       The remaining unvested stock options (one million shares) shall become fully vested and exercisable as of the Effective Date.

6.       Company shall recommend to the Board that Adams continue to be re-nominated for re-election as a member of the Board for term(s) ending in 2020.

7.       Section 7(b) (“Termination by the Company”) is amended in its entirety as follows: “In the event Adams’s employment with the Company terminates, Adams shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 10, in any separate written agreement between Adams and the Company or as may be required by law. In the event Adams’s employment with the Company is terminated for any reason, Adams shall receive the following (collectively, the “Accrued Amounts”): (i) Adams’s Base Salary through and including the effective date of Adams’s termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; and (iv) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 6 of the Agreement, which payment shall be made within 30 days after Adams submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Adams’s taxable year following the year in which the expense was incurred. If any such termination is without Good Cause, Company shall pay Adams in a lump sum an amount equal the remaining Base Salary for the balance of this Agreement, subject to the receipt of a full and complete a mutual release of any and all claims in the customary form executed by Adams, and Company shall have no further obligations to Adams under this Agreement or any other agreement. For purposes of this Section 7, “Good Cause” shall mean Adams: (a) commits an act of fraud, moral turpitude or embezzlement in connection with his duties; (b) violates a material provision of the Company’s Code of Ethics as adopted by the Board, or any applicable state or federal law or regulation; (c) violates any confidentiality obligations owed to the Company; (d) fails or refuses to comply with a relevant and material obligation assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or (e) is convicted of, or enters a plea of guilty or no contest to, a felony under state or federal law, other than a traffic violation or offense not involving dishonesty or moral turpitude.

8.       Section 8(a) is amended by replacing the words “Chairman and Chief Executive Officer” with the words “President and Chief Operating Officer.”

9.       The first paragraph of Section 9 is amended by deleting it and replacing it with the following language:

“If Executive’s employment is terminated by the Company for any reason, other than as set forth in Section 7(a)(i) or 7(a)(ii) or this Agreement, or if the Company shall terminate Executive’s employment under this Agreement in any other way that is a breach of this Agreement by Company, or if Executive terminates his employment under Section 8, the following shall apply:”

10.       Section 9(a) is amended such that the payment to be made by the Company shall be, instead of the amount described therein, the Base Salary of $250,000.

11.       Except for the changes set forth in Paragraphs 1-10, above, all other terms and conditions of the Agreement shall remain effective and in force.

IN WITNESS WHEREOF, the parties or their duly authorized representatives have executed this amendment on the date first written above.

BioVie Inc.	BioVie Inc.

By: /s/ R. Richard Wieland	By: /s/ Jonathan Adams
Name: R. Richard Wieland II	Name: Jonathan Adams
Title: Chief Financial Officer	Title: Chief Executive Officer